UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2010
Commission file number 1-8787

American International Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-2592361 (I.R.S. Employer Identification No.)

180 Maiden Lane, New York, New York (Address of principal executive offices)	10038 (Zip Code)
Registrant’s telephone number, including area code: (212) 770-7000

Former name, former address and former fiscal year, if changed since last report:
70 Pine Street, New York, NY 10270

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

American International Group, Inc., and Subsidiaries

Item 2.01.	Completion of Acquisition or Disposition of Assets.
AIA Initial Public Offering
     On October 29, 2010, American International Group, Inc. (AIG) completed an initial public offering of 8.08 billion ordinary shares of AIA Group Limited (AIA) for aggregate gross proceeds of approximately $20.51 billion. Upon completion of the initial public offering, AIG owned approximately 33 percent of AIA’s outstanding shares. Accordingly in the fourth quarter of 2010, AIG will deconsolidate AIA. Under the terms of an agreement with the underwriters, AIG is precluded from selling any of its remaining shares of AIA until October 18, 2011 and more than half of its remaining shares of AIA until April 18, 2012. Based on AIG’s significant continuing involvement through its equity ownership, AIA is not being presented as a discontinued operation in the Consolidated Financial Statements at September 30, 2010. At October 29, 2010, the fair value of AIG’s retained interest in AIA was approximately $11.8 billion.
ALICO Sale
     Upon the November 1, 2010 closing date, as consideration for the sale of American Life Insurance Company (ALICO) and Delaware American Life Insurance Company, ALICO Holdings LLC (ALICO Holdings) received total consideration of approximately $16.2 billion, comprising net cash consideration of $7.2 billion (which included an upward purchase price adjustment of approximately $400 million pursuant to the terms of the ALICO stock purchase agreement), 78,239,712 shares of MetLife, Inc. (MetLife) common stock, 6,857,000 shares of newly issued MetLife participating preferred stock convertible into 68,570,000 shares of MetLife common stock upon the approval of MetLife shareholders, and 40,000,000 equity units of MetLife with an aggregate stated value of $3.0 billion. AIG intends to monetize these MetLife securities over time, subject to market conditions, following the lapse of agreed-upon minimum holding periods.
     Prior to conversion into MetLife common stock, the MetLife participating preferred stock will be entitled to dividends equivalent, on an as-converted basis, to those that may be declared from time to time on MetLife common stock.
     Each of the equity units of MetLife has an initial stated amount of $75 and consists of an ownership interest in three series of senior debt securities of MetLife and three stock purchase contracts with a weighted average life of approximately three years. The stock purchase contracts obligate the holder of an equity unit to purchase, and obligate MetLife to sell, a number of shares of MetLife common stock that will be determined based on the market price of MetLife common stock at the scheduled settlement dates under the stock purchase contracts (a minimum of 67,764,000 shares and a maximum of 84,696,000 shares in the aggregate for all equity units, subject to anti-dilution adjustments). The equity units provide for the remarketing of the senior debt securities to fund the purchase price of the MetLife common stock. They also entitle the holder to receive interest payments on the senior debt securities and deferrable contract payments at a combined rate equal to 5% of their stated amount. The equity units have been placed in escrow as collateral to secure payments, if any, in respect of indemnity obligations owed by ALICO Holdings to MetLife under the ALICO stock purchase agreement and other transaction agreements. The escrow collateral will be released to ALICO Holdings over a 30 month period, to the extent not used to make indemnity payments or to secure pending indemnity claims submitted by MetLife.

American International Group, Inc., and Subsidiaries

Item 9.01.	Financial Statements and Exhibits.
(b) Pro Forma Financial Information
The unaudited pro forma condensed consolidated financial statements are attached as Exhibit 99.1.
(d) Exhibits.

Exhibit Number

99.1
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2010 as if the initial public offering of AIA Group Limited (AIA) and the sale of American Life Insurance Company (ALICO) had been completed at June 30, 2010 and unaudited Pro Forma Condensed Consolidated Statements of Income (Loss) for the six months ended June 30, 2010 and for the year ended December 31, 2009 as if the initial public offering of AIA and the sale of ALICO had been completed on January 1, 2009.

American International Group, Inc., and Subsidiaries
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

[American International Group, Inc.] (Registrant)
Date: November 4, 2010	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Deputy General Counsel

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